Exhibit 99

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500

For Immediate Release

OurPet’s Releases Fourth Quarter and Year Results

•	Sales and Profit Improve

•	Litigation Settlement Results in Extraordinary Gain

•	Financial Position Strengthened

•	Board Members Convert $150,000 of Debt to Equity

•	Marketing & Sales Reorganized and Strengthened

•	Major New Products Launch Planned

Fairport Harbor, OH – February 17, 2004: OurPet’s Company (OPCO OTCBB) today reported financial results for its fourth quarter and year ended December 31, 2003. Net sales for the fourth quarter were $1,381,000, a decrease of 3% compared to $1,422,000 for the prior year fourth quarter. Due to uncontrollable events, over $100,000 of sales slipped into the First Quarter of 2004. Gross profit for the quarter was $300,000 or 22% of net sales compared to $418,000 or 29% of net sales for the prior year quarter. This decrease in gross profit was caused by the change in product mix to an increase in sales of items with a lower gross margin. The loss before extraordinary item for the quarter was $204,000 compared to income before extraordinary item of $53,000 for the same period in 2002. This was the result of the decrease in gross profit and the write-off of tooling and inventory associated with discontinued products. After the extraordinary item resulting from the litigation settlement the net income for the quarter was $644,000 compared to net income of $53,000 for the prior year. Earnings per share were $0.06 vs. $.00 for the same period in 2002.

For the year net sales were $5,181,000, an increase of 10% compared to $4,693,000 for the prior year. Gross profit for the year was $1,249,000 or 24% of net sales compared to $1,183,000 or 25% of net sales for the prior year. The small decrease in percentage gross profit when net sales increased 10% was due to the change in product mix to items with a lower gross profit this year. The loss before extraordinary item for the year was $408,000 compared to a loss of $270,000 in the prior year as a result of the write-off of tooling and inventory associated with discontinued products in the current year. After the extraordinary item from the litigation settlement the net income for the current year was $440,000 compared to a net loss of $270,000 for the prior year or a $710,000 improvement. Earnings per share were $.03 vs. ($.03) for 2002.

In December, OurPet’s finalized an agreement to settle all litigation with our former intellectual property counsel, their attorneys, and insurers. In exchange for full and final releases of all claims between and among the parties, OurPet’s received approximately

$879,000 after deductions for contingent and unpaid legal fees. After deducting other legal fees and expenses incurred in the litigation, OurPet’s recognized an extraordinary gain of approximately $848,000 in 2003. “We are very pleased to put this distraction behind us since a significant amount of financial and management resources were diverted to this activity during the last three years” said Dr. Tsengas.

The following table summarized financial highlights for the Fourth Quarter and Year:

	Fourth Quarter		Year
	2003	2002	2003	2002
Net Sales	$1,381,146	$1,422,458	$5,180,779	$4,693,222
Gross Profit	300,237	417,721	1,248,571	1,183,038
Income (Loss) From Operations	(38,630)	82,431	(122,163)	(154,399)
Income (Loss) Before Extraordinary Item	(203,942)	52,671	(407,980)	(270,258)
Extraordinary Item	848,166	0	848,166	0
Net Income (Loss)	644,224	52,671	440,186	(270,258)
Basic and Diluted Earnings Per Share:
Income (Loss) Before Extraordinary Item	(0.02)	0.00	(0.04)	(0.03)
Extraordinary Item	0.08	0.00	0.07	0.00
Net Income (Loss)	0.06	0.00	0.03	(0.03)

Dr. Steven Tsengas, President and CEO stated “Although Fourth Quarter and results for the Year were disappointing, they do provide a strong base for future growth in sales and profits.”

Key summary points:

1.	Net income for the year of $440,186 represents an improvement of $710,000 from 2002. Although expense for the write-off of tooling and inventory associated with discontinued products impacted net income, it had no impact on the Company’s cash flow and should have a positive impact on future earnings due to reduced depreciation, personal property taxes, warehouse and handling costs. Working Capital improved from $272,205 in 2002 to $977,334 or by $705,129 providing greater resources for future growth.

2.	Due to the improved net income and conversion of $150,000 in notes payable to equity by certain Board Members in 2003, OurPet’s balance sheet has been strengthened from 2002:

•	Liquidity, as measured by the Current Ratio improved to 1.7 to 1.0 from 1.1 to 1.0

•	Debt was reduced to $927,323 from $1,564,393 or by 41% which will significantly reduce our interest expense

•	Shareholder’s equity improved by $590,186 to $1,650,575

3.	Marketing and Sales costs and activities were carefully reviewed and changes made to make OurPet’s more market driven and better focused. Dr. Tsengas, working closely with both the Vice President of Marketing and the National Sales Manager, will play a much more active role with customers in the future.

4.	OurPet’s plans to officially launch approximately fifty (50) new, proprietary, innovative products at the American Pet Product Manufacturers (APPMA) Show in March 2004. Although, some of these new products have begun generating revenues during the First Quarter of 2004, the major impact will be felt after the APPMA Show.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The APPMA * survey estimates the U.S. market for pet products at $32 billion, with a long-term annual growth rate of 10 percent. The APPMA estimates an American pet population of 68 million dogs, 73 million cats and 19 million birds.

*	APPMA, 2002/2003 National Pet Owners Survey

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2003	2002	2003	2002
Net revenue	$5,180,779	$4,693,222	$1,381,146	$1,422,458
Less: Costs and expenses
Cost of goods sold	3,932,208	3,510,184	1,080,909	1,004,737
Selling, general and administrative expenses	1,370,734	1,337,437	338,867	335,290

Income (loss) from operations	(122,163)	(154,399)	(38,630)	82,431
Other income and expense	(176,212)	3,954	(136,158)	891
Interest expense	(109,605)	(119,813)	(29,154)	(30,651)

Income (loss) before extraordinary item	(407,980)	(270,258)	(203,942)	52,671

Extraordinary item – gain on litigation settlement	848,166	—	848,166	—

Net income (loss)	$440,186	$(270,258)	$644,224	$52,671

Basic and diluted earnings per common share after dividend requirements for Preferred Stock:
Income (loss) before extraordinary item	$(0.04)	$(0.03)	$(0.02)	$—
Extraordinary item	0.07	—	0.08	—

Net income (loss)	$0.03	$(0.03)	$0.06	$—

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Cash and equivalents	$36,592	$36,434
Receivables, net	629,299	660,214
Inventories	1,627,000	1,702,847
Prepaid expenses	147,244	30,006

Total current assets	2,440,135	2,429,501
Property and equipment, net	661,863	806,054
Other	114,331	136,124

Total assets	$3,216,329	$3,371,679

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings and current maturities of long-term debt	$824,370	$1,410,399
Accounts payable	545,736	607,459
Accrued expenses	92,695	139,438

Total current liabilities	1,462,801	2,157,296
Long-term debt	102,953	153,994
Stockholders’ Equity	1,650,575	1,060,389

Total liabilities and stockholders’ equity	$3,216,329	$3,371,679

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, (3) the company’s ability to retain existing members of its senior management team and to attract additional management employees, (4) the company’s ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company’s products, (6) competition from existing or new participants in the pet products industry, (7) the company’s ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company’s patents or trademarks on existing or new products, or (9) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

###